Exhibit 99.1

ECHO GLOBAL LOGISTICS REPORTS THIRD QUARTER 2011 RESULTS

Chicago, IL — (GlobeNewswire) October 27, 2011 — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation and supply chain management services, today reported financial results for the three months ended September 30, 2011.

“For our third quarter ended September 30, 2011, Echo delivered another strong quarter of revenue growth and improved profitability,” said Doug Waggoner, Chief Executive Officer of Echo.

Waggoner added, “We remain extremely confident in our ability to continue to gain market share by leveraging our investments in sales people and our technology. We are excited about our ability to deliver transportation solutions to our clients that offer significant value through cost savings, automation and efficiency, access to transportation capacity, and supply chain optimization.”

Third Quarter Highlights

(As of September 30, 2011)

•                  Record gross revenue of $159.0 million in the third quarter of 2011, an increase of 40% compared to revenue of $113.5 million in the third quarter of 2010.

•                  Record Non-GAAP operating income of $5.3 million in the third quarter of 2011, an increase of 76% compared to Non-GAAP operating income of $3.0 million in the third quarter of 2010.  Non-GAAP operating income excludes the effect of changes in contingent consideration.*

•                  Record Non-GAAP operating margin, as a percentage of net revenue, of 17.4% in the third quarter of 2011, an increase of 327 basis points over Non-GAAP operating margin in the third quarter of 2010.  Non-GAAP operating margin exludes the effect of changes in contingent consideration.*

•                  Record Non-GAAP net income of $3.3 million, an increase of 80% compared to the Non-GAAP net income of $1.8 million in the third quarter of 2010.  Non-GAAP net income excludes the tax effected change in contingent consideration.*

•                  Record shipment volume of 355,972 in the third quarter of 2011, representing a 30% increase over the third quarter of 2010.

•                  Record number of total clients served in the third quarter of 2011 was 16,750, representing a 31% increase over the third quarter of 2010.

•                  An increase in the number of sales employees and agents to 800 as of September 30, 2011, up from 582 as of September 30, 2010. Additionally, transactional revenue per average sales representative for the third quarter of 2011 was $141,000, up 17% from the transactional revenue per average sales representative in the third quarter of 2010.

•                  The company added eight new enterprise clients in the third quarter of 2011, increasing the total number of enterprise clients to 169 as of September 30, 2011.

•                  Record cash flow from operations was $6.4 million for the three months ended September 30, 2011, compared to $5.7 million for the third quarter of 2010.

•                  The company had $44.2 million in cash and cash equivalents as of September 30, 2011 and remains debt free.

* For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation to GAAP Operating Income, Operating Margin, Net Income and EPS” included in this release.

Summarized financial results, along with select operating metrics, are as follows:

	Three months ended September 30,
Amounts in 000,000s, except per share data	2010	2011	% change
Revenue:
Transactional	$70.1	$108.4	54.6%
Enterprise	$43.4	$50.6	16.5%
Total Revenue	113.5	159.0	40.0%

Net revenue	21.5	30.6	42.6%

Operating expenses
Commissions	6.5	9.3	42.6%
Selling, general and administrative	10.3	13.8	34.9%
Depreciation and amortization	1.7	2.2	30.3%
Total operating expenses (1)	18.5	25.3	37.2%

Non-GAAP Operating income (1)	3.0	5.3	75.7%

Other expense	0.1	0.1	-16.7%
Non-GAAP Income before taxes (1)	2.9	5.2	78.7%

Income taxes (1)	1.1	1.9	76.3%

Non-GAAP net income (1)	1.8	3.3	80.2%

Non-GAAP EPS (1)	$0.08	$0.15	77.5%
Diluted shares	22.2	22.6	1.5%

Reconciliation to GAAP Operating Income, Operating Margin, Net Income and EPS
Non-GAAP Operating Income (1)	3.0	5.3	75.7%
Change in contingent consideration payable	1.2	0.1	-91.7%
Operating Income	4.2	5.4	29.1%

Non-GAAP Operating Margin (1)	14.1%	17.4%
Effect of change in contingent consideration payable	5.7%	0.3%
Operating Margin	19.8%	17.7%

Non-GAAP Net Income (1)	1.8	3.3	80.2%
Change in contingent consideration payable, net of tax effect	0.8	0.1	NA
Net Income	2.6	3.4	30.2%

EPS	$0.12	$0.15	28.3%

Operating Metrics
Gross margin	18.9%	19.3%	36	bps
Operating margin (% of net revenue) (1)	14.1%	17.4%	327	bps

Shipment volume	273,113	355,972	30.3%
Number of enterprise clients	143	169	18.2%
Salaried employees	298	380	27.5%
Sales employees and agents	582	800	37.5%
Total employees and agents	880	1,180	34.1%
Less Than Truckload (LTL) Revenue %	46.0%	46.8%	88	bps
Truckload (TL) Revenue %	44.8%	44.7%	(11	)bps

(1) Amounts shown exclude the effects of changes in contingent consideration payable.

“We are extremely pleased with our continued growth trajectory in both our gross revenues and operating profitability, while continuing to invest in our business for long-term growth,” said Dave Menzel, Chief Financial Officer of Echo. “During 2011, we have deployed capital to several growth avenues such as building our sales organization, expanding the number of sales offices and making strategic acquisitions. While these investments have impacted our incremental operating margins, they are crucial to driving growth over the long term and are consistent with our strategy of building a world class, technology based logistics business.”

Doug Waggoner, Chief Executive Officer commented, “In the last five years, Echo has grown into a $600 million third party logistics business through strategic investments in our people, the growth of our sales organization, our technology, and opening new offices in markets in the United States.  Our business has ample runway for growth and our goal is to deliver over $1 billion in gross revenue in 2013 and over $2 billion by 2017. To do that, we will continue to execute on our long-term strategy.  We will continue to make investments in our people and attract new talent to our organization. We will also continue to invest in our technology and improve our platform to ensure that our customers are getting world class capabilities to manage transportation in what is becoming a more uncertain economy.  And finally, we will continue to make strategic bolt-on acquisitions that broaden our capabilities, our geographic reach, and enhance our customer service.”

Business Outlook

“We continue to see momentum across our business and we are pleased with our execution, which is driving revenue growth, operating margin expansion, and earnings performance. Heading into the fourth quarter, we expect to see approximately 40% year-over-year growth, which is consistent with the recent trends in our business and significantly ahead of overall industry growth,” Mr. Waggoner commented. “We remain confident in our ability to capture market share in the current economic environment and will continue to invest in our long-term strategy.”

Conference Call

A conference call will be broadcast live on Thursday, October 27, 2011, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Douglas R. Waggoner, Chief Executive Officer, and David B. Menzel, Chief Financial Officer. Interested parties are invited to listen to the live webcast by visiting the “Events” section of the “Investors” section of Echo’s website at www.echo.com.  A replay of the webcast will be available later that day in the same section of the website.

About Echo Global Logistics

Chicago-based Echo Global Logistics is a leading provider of technology-enabled transportation and supply chain management services, delivered on a proprietary technology platform, serving the transportation and logistics needs of its clients. Echo’s web-based technology platform compiles and analyzes data from its network of over 24,000 transportation providers to serve its clients’ shipping and freight management needs.  In 2011, Echo has procured transportation and provided logistics services for more than 24,900 clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

Non-GAAP Financial Measures

This release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: Non-GAAP Operating Income, Non-GAAP Operating Margin, Non-GAAP Net Income

and Non-GAAP EPS.  We refer to Non-GAAP Operating Income, Non-GAAP Operating Margin, Non-GAAP Net Income and Non-GAAP EPS to describe earnings and earnings per share excluding the effects of changes in contingent consideration. We believe that Non-GAAP Operating Income, Non-GAAP Operating Margin, Non-GAAP Net Income and Non-GAAP EPS provide useful information to investors because they provide information about the estimated financial performance of the Company’s ongoing business. Non-GAAP Operating Income, Non-GAAP Operating Margin, Non-GAAP Net Income and Non-GAAP EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. Non-GAAP Operating Income, Non-GAAP Operating Margin, Non-GAAP Net Income and Non-GAAP EPS may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Reconciliation to GAAP Operating Income, Operating Margin, Net Income and EPS” included in this release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the most recent Form 10-K we filed with the SEC.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: Echo Global Logistics, Inc.

CONTACT: Echo Global Logistics, Inc.

Heather Mills

312-276-3222

hmills@echo.com

Echo Global Logistics, Inc.

Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2010	2011
		(unaudited)
Cash and cash equivalents	$43,218,164	$44,190,383
Accounts receivable, net of allowance for doubtful accounts	60,316,454	84,195,817
Prepaid expenses	8,063,892	5,466,432
Other current assets	396,613	797,806
Total long term assets	49,553,058	55,904,992
Total assets	$161,548,181	$190,555,430

Accounts payable — trade	$40,097,083	$56,229,224
Current maturities of capital lease obligations	274,282	213,918
Other liabilites	6,244,248	8,186,648
Deferred income taxes	2,734,894	2,591,959
Long term liabilities	7,219,661	8,097,508
Stockholders’ equity	104,978,013	115,236,173
Total liabilities and stockholders’ equity	$161,548,181	$190,555,430

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Echo Global Logistics, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		NineMonths Ended September 30,
	2010	2011	2010	2011
	(Unaudited)		(Unaudited)

REVENUE	$113,532,992	$158,956,001	$312,541,880	$439,906,043

COSTS AND EXPENSES:
Transportation costs	92,066,603	128,336,597	253,982,164	354,474,127
Selling, general, and administrative expenses	15,544,175	22,994,195	44,091,871	65,540,057
Depreciation and amortization	1,668,478	2,174,371	5,061,724	6,152,762
INCOME FROM OPERATIONS	4,253,736	5,450,838	9,406,121	13,739,097
OTHER EXPENSE	(96,360)	(80,273)	(189,487)	(219,291)
INCOME BEFORE PROVISION FOR INCOME TAXES	4,157,376	5,370,565	9,216,634	13,519,806
INCOME TAX EXPENSE	(1,562,221)	(1,991,064)	(3,459,475)	(5,003,592)
NET INCOME	2,595,155	3,379,501	$5,757,159	$8,516,214

Basic net income per share	$0.12	$0.15	$0.26	$0.38
Diluted net income per share	$0.12	$0.15	$0.26	$0.38

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Echo Global Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2010	2011
	(Unaudited)

Net cash provided by operating activities	$4,279,088	$8,944,787

Net cash used in investing activities	(9,827,922)	(7,717,889)

Net cash provided by (used in) financing activities	1,007,458	(254,679)

Decrease in cash and cash equivalents	(4,541,376)	972,219
Cash and cash equivalents, beginning of period	47,803,704	43,218,164
Cash and cash equivalents, end of period	$43,262,328	$44,190,383

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